Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors

Kinetik Holdings Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of BCP Raptor Holdco, LP and subsidiaries (the Partnership) as of December 31, 2021 and 2020, the related consolidated statements of operations and comprehensive income (loss), changes in equity and noncontrolling interest, and cash flows for each of the years in the three-year period ended December 31, 2021, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Partnership as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2021, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These consolidated financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Partnership in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of a critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Evaluation of impairment indicators for long-lived assets

As discussed in Note 2 to the consolidated financial statements, the Partnership assesses property, plant, and equipment, net and intangible assets, net (collectively, long-lived assets) for impairment when events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Impairments exist when the carrying value of a long-lived asset exceeds the total estimated undiscounted net cash flows from the future use and eventual disposition of the asset. The carrying value of property, plant, and equipment, net and intangible assets, net as of December 31, 2021 was $1.8 billion and $786 million, respectively.

We identified the evaluation of impairment indicators for long-lived assets as a critical audit matter. Evaluating the Partnership’s judgments in determining whether events or changes in circumstances indicate carrying values may not be recoverable required a higher degree of subjective auditor judgment. Sustained decreases in pricing or throughput volumes and significant increases in competition or operating costs could significantly affect the recoverability of the long-lived assets, and the evaluation of these factors required a higher degree of auditor judgment.

The following are the primary procedures we performed to address this critical audit matter. We assessed the Partnership’s identification of potential impairment indicators by evaluating the Partnership’s assessment of the factors identified.

Specifically, we:

•	read publicly available information to evaluate the performance of industry peers, commodity price trends, and overall macro-economic conditions;

•	analyzed the financial results for the current period compared to historical results for long-lived assets to determine if there were significant degradations in the related cash flows;

•	compared the remaining useful lives of the long-lived assets to the period of time required to recover the carrying value of the assets based on historical cash flows; and

•	read publicly available information for the industry, peers, and customers to determine whether a potential impairment indicator was not considered in management’s analysis.

/s/ KPMG LLP

We have served as the Partnership’s auditor since 2017.

Houston, Texas

February 23, 2022, except for Note 11, as to which the date is June 30, 2022

BCP Raptor Holdco, LP

CONSOLIDATED BALANCE SHEETS

(In thousands)

	As of December 31,
	2021	2020
Assets
Current assets:
Cash	$18,729	$19,591
Accounts receivable, net of credit losses of $1,000 in 2021 and 2020.	178,107	89,620
Derivative asset	—	702
Other current assets	20,683	8,510

Total current assets	217,519	118,423
Property, plant and equipment, net	1,839,279	1,866,994
Intangible assets, net	786,049	921,773
Operating lease right-of-use assets	61,562	61,569
Investment in unconsolidated affiliate	626,477	611,216
Other assets	22,320	23,600

Total assets	$3,553,206	$3,603,575

Liabilities, noncontrolling interest amd equity
Current liabilities:
Accounts payable	$12,220	$13,377
Accrued expenses	135,643	64,890
Derivative liability	2,667	3,297
Other current liabilities	4,339	2,325
Current portion of long-term debt, net	54,280	53,310
Current portion of operating lease liabilities	31,776	29,800

Total current liabilities	240,925	166,999
Long-term debt, net	2,253,422	2,340,329
Derivative liability	200	7,142
Contingent liabilities	839	1,500
Opearting lease liabilities	29,889	31,086
Deferred revenue	11,674	9,529
Deferred tax liabilities	7,190	5,325
Other liabilities	2,219	—

Total liabilities	2,546,358	2,561,910
Commitments and contingencies (Note 17)
Redeemable noncontrolling interest—Common Unit limited partners	1,006,838	1,041,655
Equity:
Class C common Stock: $0.0001 par, $1,500,000 shares authorized, 100,000 and 101,198 shares issued and outstanding at December 31, 2021 and 2020, respectively	10	10

Total liabilities, noncontrolling interest and equity	$3,553,206	$3,603,575

The accompanying notes are an integral part of these consolidated financial statements.

BCP Raptor Holdco, LP

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(In thousands, except per share amounts)

	Years Ended December 31,
	2021	2020	2019
Operating revenues:
Service revenue	$272,677	$272,829	$233,987
Product revenue	385,622	135,330	144,270
Other revenue	3,745	2,017	487

Total operating revenues	662,044	410,176	378,744
Operating costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown separately below)	233,619	65,053	70,272
Depreciation and amortization	243,558	223,763	202,664
Operating expenses	90,894	93,704	85,537
General and administrative expenses	28,588	22,917	22,601
Ad valorem taxes	11,512	10,985	8,172
Loss on disposal of assets	382	3,454	1,573
Goodwill impairment	—	1,010,773	—

Total operating costs and expenses	608,553	1,430,649	390,819

Operating income (loss)	53,491	(1,020,473)	(12,075)

Other income (expense):
Interest and other income	4,147	1,476	1,736
Interest expense	(117,365)	(135,516)	(133,535)
Gain on sales of interests of unconsolidated affiliate	—	—	3,362
Equity in earnings (losses) of unconsolidated affiliate	63,074	(308)	440

Total other expense, net	(50,144)	(134,348)	(127,997)

Income (Loss) before income taxes	3,347	(1,154,821)	(140,072)
Income tax provision	(1,865)	(968)	(4,357)

Net income (loss) including noncontrolling interest	1,482	(1,155,789)	(144,429)

Net income (loss) attributable to Common Unit limited partners	1,482	(1,155,789)	(144,429)

Net income (loss) attributable to Class A Common Shareholders	$—	$—	$—

Net income attributable to Class A Common Shareholders, per share
Basic	$—	$—	$—
Diluted	$—	$(12.01)	$(1.64)
Weighted average shares
Basic	—	—	—
Diluted	—	96,264	88,186
Net income (loss) including noncontrolling interest	1,482	(1,155,789)	(144,429)
Other comprehensive income (loss):
Change in hedge fair value	—	—	(588)
Reclassification to interest expense	—	—	(3,777)

Comprehensive income (loss)	1,482	(1,155,789)	(148,794)

Comprehensive income (loss) attributable to Common Unit limited partners	1,482	(1,155,789)	(148,794)

Comprehensive income (loss) attributable to Class A Common Shareholders	$—	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

BCP Raptor Holdco, LP

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY AND NONCONTROLLING INTEREST

(In thousands)

	Redeemable			Accumulated
	Noncontrolling			Other
	Interest—Common	Class C Common Stock		Comprehensive
	Unit Limited Partners	Shares	Amount	Loss	Total
Balances at January 1, 2019	$1,759,525	82,106	$8	$4,365	$1,763,898
Cumulative effect of accounting change	63	—	—	—	63
Contributions	586,839	19,363	2	—	586,841
Distributions	(289,277)	(9,545)	(1)	—	(289,278)
Stock Compensation	3,809	5	—	—	3,809
Net (loss) income	(144,429)	—	—	—	(144,429)
Accumulated other comprehensive loss	—	—	—	(4,365)	(4,365)

Balances at December 31, 2019	1,916,530	91,929	9	—	1,916,539
Contributions	280,914	9,269	1	—	280,915
Net loss	(1,155,789)	—	—	—	(1,155,789)

Balances at December 31, 2020	1,041,655	101,198	10	—	1,041,665
Contributions	14,890	491	—	—	14,890
Distributions	(51,189)	(1,689)	—	—	(51,189)
Net (loss) income	1,482	—	—	—	1,482

Balances at December 31, 2021	$1,006,838	100,000	$10	$—	$1,006,848

The accompanying notes are an integral part of these consolidated financial statements.

BCP Raptor Holdco, LP

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended December 31,
	2021	2020	2019
Cash flows from operating activities
Net income (loss)	$1,482	$(1,155,789)	$(144,429)
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and amortization	243,558	223,763	202,664
Amortization of deferred financing costs	13,369	11,917	9,710
Amortization of contract costs	1,792	1,805	1,185
Distributions from unconsolidated affiliate	68,335	—	—
Contingent liabilities remeasurement	(661)	(2,668)	(8,078)
Derivative settlement	(19,422)	(7,810)	1,471
Derivative fair value adjustments	12,482	17,311	65
Stock compensation	—	—	3,809
Goodwill impairment	—	1,010,773	—
Loss on disposal of assets	382	3,454	1,573
Equity in (earnings) losses from unconsolidated affiliate	(63,074)	308	(440)
Gain on sales of interests of unconsolidated affiliate	—	—	(3,362)
Gain on debt extinguishment	(4)	(868)	—
Deferred income taxes	1,865	968	4,357
Change in operating assets and liabilities:
Accounts receivable	(88,487)	(7,293)	(27,333)
Other current assets	(11,476)	(6,561)	(14,314)
Accounts payable	(2,721)	4,228	(54)
Accrued expenses	77,363	9,241	17,834
Operating leases	786	(683)	—

Net cash flows from operating activities	235,569	102,096	44,658

Cash flows from investing activities
Purchase of property, plant and equipment	(78,030)	(181,423)	(329,274)
Acquisition of intangible assets	(4,682)	(17,631)	(27,689)
Investments in unconsolidated affiliate	(20,522)	(306,532)	(348,939)
Proceeds from disposals of assets	3,613	—	—
Proceeds from sales of interests of unconsolidated affiliate	—	—	92,663
Acquisitions, net of cash received	—	—	(100,000)

Net cash flows used in investing activities	(99,621)	(505,586)	(713,239)

Cash flows from financing activities
Proceeds from issuance of long-term debt	30,189	134,351	348,680
Repayments of long-term debt	(96,548)	(25,862)	(15,950)
Proceeds from revolver	38,500	241,250	184,500
Repayments of revolver	(69,500)	(178,000)	(164,750)
Payments of deferred financing costs	(3,152)	(576)	(13,407)
Payments of contingent liabilities	—	—	(9,070)
Consideration payable from acquisition	—	(79,304)	—
Partner contributions	14,890	280,915	586,841
Partner distributions	(51,189)	—	(289,278)

Net cash flows (used in) from financing activities	(136,810)	372,774	627,566

Net change in cash	(862)	(30,716)	(41,015)
Cash, beginning balance	19,591	50,307	91,322

Cash, ending balance	$18,729	$19,591	$50,307

Supplemental cash flow information
Cash paid for interest, net of amounts capitalized	$108,392	$104,678	$133,011

Non-cash investing and financing activities:
Purchase of property and equipment and intantible assets, net included in trade accounts payable and accrued expenses	$8,527	$7,125	$30,967

Lease assets obtained in exchange for lease liabilities	$43,580	$16,991	$46,693

Fair value of assets acquired	$—	$—	$183,204
Contingent consideration	—	—	(3,900)
Consideration payable from acquisition	—	—	(79,304)

Consideration paid/ liabilities assumed	$—	$—	$100,000

The accompanying notes are an integral part of these consolidated financial statements.

BCP Raptor Holdco, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Description of Business and Basis of Presentation

BCP Raptor Holdco, LP (“Holdco” or the “Partnership”) was formed on April 25, 2017 as a Delaware limited Partnership to acquire and develop midstream oil and gas assets. The Partnership is governed by BCP Raptor Holdco GP, LLC’s (“General Partner”) board of managers, which consists of two representatives of management, four representatives of The Blackstone Group L.P. (“Blackstone”), and three representatives of I Squared Capital (“ISQ”), with one independent manager. The Partnership through its subsidiaries provides comprehensive gathering, water disposal, transportation, compression, processing and treating services necessary to bring natural gas, natural gas liquids, and crude oil to market.

Holdco’s primary operating subsidiaries are EagleClaw Midstream Ventures, LLC (“EagleClaw”) and CR Permian Holdings, LLC (“CR Permian”). Both EagleClaw and CR Permian are Delaware limited liability companies formed to design, engineer, install, own and operate facilities and provide services for water gathering and disposal assets, natural gas gathering, compression, processing, treating and dehydration, and condensate separation, stabilization, and storage, in accordance with the formation agreements.

Holdco holds an equity method investment in Permian Highway Pipeline, LLC (“PHP”) associated with its 26.67% interest. PHP was formed to develop, construct, own, operate and maintain the PHP pipeline. Beginning in the Waha, Texas area and extending to the U.S. Gulf Coast and Mexico markets, the 430-mile pipeline is designed to transport up to approximately 2.1 Bcf per day of natural gas. The approximately $2.3 billion pipeline project was placed in full commercial service on January 1, 2021.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and the rules and regulations of the Securities and Exchange Commission (“SEC”). The consolidated financial statements include the accounts of the Partnership and its subsidiaries. All intercompany transactions have been eliminated upon consolidation.

Comprehensive income (loss) is composed of two components: net income (loss) and other comprehensive loss. Other comprehensive loss refers to expenses and losses that under U.S. GAAP are recorded as an element of partners’ capital but are excluded from the Partnership’s net income (loss).

The Partnership has reclassified certain amounts relating to its prior period results to conform to its current period presentation. These reclassifications have not changed the results of operations of prior periods.

Revised Financial Statements

These historical financial statements have been revised to retroactively adjust BCP Raptor Holdco, LP’s (the “accounting acquirer”) legal capital to reflect the legal capital of Kinetik Holdings Inc. (the “accounting acquiree”) to give retrospective effect to the reverse merger that occurred on February 22, 2022 that is further described within Note 20. As a part of the reserve merger, the owners of Holdco received 50,000,000 shares of Altus Midstream Company’s (“Altus”) Class C common stock and 50,000,000 common units of Altus Midstream, LP (“Altus LP”) in exchange for all of the equity interests of the Partnership and General Partner.

COVID-19

The COVID-19 pandemic-related reduction in energy demand and the dramatic decline in commodity prices that began to impact the Partnership in the second quarter of 2020 has continued to cause disruptions and volatility.

Sharp declines in crude oil and natural gas production along with reduced demand for refined products due to the economic shutdown in the wake of the pandemic affected the Partnership’s operations and continues to do so. While we have seen meaningful recovery during the second half of the year in demand for the products that we move through our gathering systems and processing plants, significant uncertainty remains regarding the duration and extent of the impact of the pandemic on the energy industry, including demand and prices for the products handled by our pipelines and other facilities.

Note 2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of the Partnership’s consolidated financial statements in conformity with U.S. GAAP requires the Partnership’s management to make estimates and assumptions that affect the reported amounts of assets, liabilities, expenses and disclosure of contingent assets and liabilities at the date of the financial statements. These estimates involve judgments with respect to numerous factors that are difficult to predict and are beyond management’s control. As a result, actual results could differ from these estimates. Significant items subject to such estimates and assumptions include the useful lives of fixed assets, the valuation of derivatives, the valuation of tangible and intangible assets, the valuation of share-based compensation and the valuation of contingent liabilities.

Segment Information

The Partnership applies FASB Accounting Standards Codification (“ASC”) 280, Segment Reporting, in determining reportable segments for its financial statement disclosure. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Partnership’s chief operating decision maker is the Chief Executive Officer. The Partnership has determined it has two operating segments, which represent its reportable segments: (1) Gathering and Processing and (2) Transmission.

Revenue Recognition

We provide gathering, processing, and disposal services and we sell commodities (including condensate, natural gas, and natural gas liquids (“NGLs”)) under various contracts.

The Partnership recognizes revenue in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606) (“Topic 606”). We recognize revenues for services and products under revenue contracts as our obligations to perform services or deliver/sell products under the contracts are satisfied. A contract’s transaction price is allocated to each performance obligation in the contract and recognized as revenue when, or as, the performance obligation is satisfied. These contracts include:

•

Fee-based arrangements – Under fee-based contract arrangements, the Partnership provides gathering, processing and disposal services to producers and earns a net margin based on volumes. While transactions vary in form, the essential element of each transaction is the use of the Partnership’s assets to transport a product or provide a processed product to an end-user at the tailgate of the plant or pipeline. This revenue stream is generally directly related to the volume of water, natural gas, crude oil, NGLs, and condensate that flows through the Partnership’s systems and facilities and is not normally dependent on commodity prices. The Partnership primarily acts as an agent under these contracts selling the underlying commodities on behalf of the producer and remitting back to the producer the net proceeds. These such sales and remitted proceeds are presented net within revenue. However, in certain instances, the Partnership acts as the principal for processed residue gas and NGLs by purchasing them from the associated producer at the tailgate of the plant at index prices. This purchase and the associated 3rd party sale are presented gross within revenues and cost of sales.

•

Percent-of-proceeds arrangements – Under percentage-of-proceeds based contract arrangements, the Partnership will gather and process natural gas on behalf of producers and sell the outputs, including residue gas, NGLs and condensate at market prices. The Partnership remits an agreed-upon percentage of proceeds to the producer based on the market price received from 3rd parties or the index price defined in the contract. Under these arrangements, revenue is recognized net of the agreed-upon proceeds remitted to producers when the Partnership acts as an agent of the producer for the associated 3rd party sale. However, in certain instances the Partnership acts as the principal for processed residue gas and NGLs by purchasing these volumes from the associated producer at the tailgate of the plant at index prices. This purchase and the associated 3rd party sale are presented gross within revenues and cost of sales.

•

Percent-of-products arrangements – Under percent-of-products based contract arrangements, the Partnership will gather and process natural gas on behalf of producers. As partial compensation for services, the producer assigns to the Partnership, for no additional consideration, all right, title and interest to a set percentage, as defined in the contract, of the processed residue volumes. The Partnership recognizes the fair value of these products as revenue when the associated performance obligation has been met.

•

Product sales contracts – Under these contracts, we sell natural gas, NGLs or condensate to third parties. These sales are presented gross within revenues and cost of sales or net within revenues depending on whether the Partnership acts as the agent or the principal in the sale transaction as discussed above.

Our fee-based service contracts primarily have a single performance obligation to deliver a series of distinct goods or services that are substantially the same and have the same pattern of transfer to our producers. For performance obligations associated with these contracts, we recognize revenues over time utilizing the output method based on the actual volumes of products delivered/sold or services performed, because the single performance obligation is satisfied over time using the same performance measure of progress toward satisfaction of the performance obligation. The transaction price under our fee-based service contracts includes variable consideration that varies primarily based on actual volumes that are delivered under the contracts. Because the variable consideration specifically relates to our efforts to transfer the services and/or products under the contracts, we allocate the variable consideration entirely to the distinct service utilizing the allocation exception guidance under Topic 606, and accordingly recognize the variable consideration as revenues at the time the good or service is transferred to the producer.

We recognize revenues at a point in time for performance obligations associated with percent-of-proceeds contract elements, percent-of-products contract elements and product sale contracts, and these revenues are recognized because control of the underlying product is transferred to the customer or producer when the distinct good is provided to the customer or producer.

The evaluation of when performance obligations have been satisfied and the transaction price that is allocated to our performance obligations requires judgments and assumptions, including our evaluation of the timing of when control of the underlying good or service has transferred to our producers or customers. Actual results can vary from those judgments and assumptions.

Minimum Volume Commitments

The Partnership has certain agreements that provide for quarterly or annual minimum volume commitments (“MVCs”). Under these MVCs, our producers agree to ship and/or process a minimum volume of production on our gathering systems or to pay a minimum monetary amount over certain periods during the term of the MVC. A producer must make a shortfall payment to us at the end of the contracted measurement period if its actual throughput volumes are less than its contractual MVC for that period. None of the Partnership’s MVC provisions allow for producers to make up past deficient volumes in a future period. However, certain MVC provisions allow producers to carryforward volumes delivered in excess of a current period MVC to future periods. The Partnership recognizes revenue associated with MVCs when a counterparty has not met the contractual MVC at the completion of the contracted measurement period or we determine that the counterparty cannot meet the contractual MVC by the end of the contracted measurement period.

Disaggregation of Revenue

The Partnership disaggregates revenue into categories that depict the nature, amount, and timing of revenue and cash flows based on differing economic risk profiles for each category. In concluding such disaggregation, the Partnership evaluated the nature of the products and services, consumer markets, sales terms, and sales channels which have similar characteristics such that the level of disaggregation provides an understanding of the Partnership’s business activities and historical performance. The level of disaggregation is evaluated annually and as appropriate for changes to the Partnership or its business, either from internal growth, acquisitions, divestitures, or otherwise. See Note 3 for further details.

Concentration Risk

All operations and efforts of the Partnership are focused in the oil and gas industry and are subject to the related risks of the industry. The Partnership’s assets are located in West Texas. Demand for the Partnership’s products and services may be influenced by various regional and global factors and may impact the value of the projects the Partnership is developing.

The Partnership’s concentration of customers may impact its overall business risk, either positively or negatively, in that these entities may be similarly affected by changes in the economy or other conditions. The Partnership’s operations involve a variety of counterparties, both investment grade and not investment grade. The Partnership analyzes the counterparties’ financial condition prior to entering into an agreement, establishes credit limits and monitors the appropriateness of these limits on an ongoing basis within approved tolerances, with the primary focus on published credit ratings when available and inherent liquidity metrics to mitigate credit risk. Typically, through our customer contracts, the Partnership takes title to the rich gas and associated plant products (NGLs and residue gas). As such, the inherent risk with these types of contracts is mitigated as the Partnership receives funds for the disposition and sale of such products from downstream counterparties that are large investment grade entities and is able to deduct all fees owed to it by its customers and associated costs before remitting the balance of any funds back to the relevant customer. For those few counterparties’ that retain ownership of their plant products, the Partnership attempts to minimize credit risk exposure through its credit policies and monitoring procedures as well as through customer deposits, and letters of credit. The Partnership manages trade credit risk to mitigate credit losses and exposure to uncollectible trade receivables and generally receivables are collected within 30 days. The detailed disclosure of our major customers, or customers comprising 10% of more of the Partnership’s annual revenues, is included in Note 19.

Major Producers are defined as our producers who we gather natural gas, crude and/or produced water and process gas and dispose of produced water from and account for 10% or more of our cost of sales as presented in the consolidated financial statements. For the year ended December 31, 2021, approximately 92% of the Partnership’s cost of sales were derived from five producers. For the year ended December 31, 2020, approximately 76% of the Partnership’s cost of sales were derived from three producers. For the year ended December 31, 2019, approximately 86% of the Partnership’s cost of sales were derived from three producers. This concentration of producers may impact the Partnership’s overall business risk, either positively or negatively, in that these entities may be similarly affected by changes in the economy or other conditions.

The Partnership regularly maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Partnership has not experienced any losses with respect to the related risks to cash and does not believe its exposure to such risk is more than nominal.

Derivative Instruments and Hedging Activities

ASC Topic 815, Derivatives and Hedging (“Topic 815”), provides the disclosure requirements for derivatives and hedging activities with the intent to provide users of financial statements with an enhanced understanding of: (a) how and why an entity uses derivative instruments, (b) how the entity accounts for derivative instruments and related hedged items, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. Further, qualitative disclosures are required that explain the Partnership’s objectives and strategies for using derivatives, as well as quantitative disclosures about the fair value of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative instruments.

As required by Topic 815, the Partnership records all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether the Partnership has elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge.

For all hedging relationships for which hedge accounting is applied, the Partnership formally documents the hedging relationship and its risk-management objective and strategy for undertaking the hedge, the hedging instrument, the hedged transaction, the nature of the risk being hedged, how the hedging instrument’s effectiveness in offsetting the hedged risk will be assessed prospectively and retrospectively, and a description of the method used to measure ineffectiveness. The Partnership also formally assesses, both at the inception of the hedging relationship and on an ongoing basis, whether the derivatives that are used in hedging relationships are highly effective in offsetting changes in cash flows of hedged transactions. For derivative instruments that are designated and qualify as part of a cash flow hedging relationship, the effective portion of the gain or loss on the derivative is reported as a component of other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Gains and losses on the derivative representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in current earnings.

When the Partnership does not elect to apply hedge accounting, the instruments are marked-to-market each period end and changes in fair value, realized or unrealized, are recognized in earnings.

Accounts Receivable and Current Expected Credit Losses

Accounts receivable include amounts due from customers for gas, NGLs and condensate sales, pipeline transportation, and gathering, processing and disposal fees, under normal trade terms, generally requiring payment within 30 days.

The Partnership’s current expected credit losses are determined based upon reviews of individual accounts, existing economics, and other pertinent factors. The Partnership had an allowance for credit losses of $1.0 million as of December 31, 2021 and 2020.

Gas Imbalance

Quantities of natural gas over-delivered or under-delivered related to imbalance agreements are recorded monthly as receivables or payables using weighted-average prices at the time of the imbalance. These imbalances are typically settled with deliveries of natural gas. We had imbalance receivables of $1.5 million and $1.1 million at December 31, 2021 and 2020, respectively, which are carried at the lower of cost or market value. We had imbalance payables of $0.3 million and $2.2 million at December 31, 2021 and 2020, respectively, which approximate the fair value of these imbalances. Imbalance receivables and imbalance payables are included in accounts receivable and accounts payable, respectively, on the consolidated balance sheets.

Inventory

Other current assets include inventory that consists of condensate, and NGLs that are valued at the lower of cost or market. At the end of each reporting period, the Partnership assesses the carrying value of inventory and makes any adjustments necessary to reduce the carrying value to the applicable net realizable value. Inventory was valued at $2.1 million and $0.9 million as of December 31, 2021 and 2020, respectively.

Property, Plant and Equipment

Property, plant and equipment are carried at cost or fair market value at the date of acquisition less accumulated depreciation. The cost basis of constructed assets includes materials, labor, and other direct costs. Major improvements or betterments are capitalized, while repairs that do not improve the life of the respective assets are expensed as incurred. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets as follows:

Estimated Useful Life
Buildings	30 years
Gathering and processing systems and facilities	20 years
Furniture and fixtures	7 years
Vehicles	5 years
Computer hardware and software	3 years

Leases

Effective January 1, 2019 the Company adopted FASB ASU 2016-02, Leases (“Topic 842” or “ASU 2016-02”), as subsequently amended. This is a comprehensive new standard that amends various aspects of existing accounting guidance for leases, including the recognition of right-of-use (“ROU”) assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements.

The Company’s lease portfolio includes certain real estate and equipment. The determination of whether an arrangement is, or contains, a lease is performed at the inception of the arrangement. Operating leases are recorded on the balance sheet with operating lease assets representing the right to use the underlying asset for the lease term and lease liabilities representing the obligation to make lease payments arising from the lease. The Company has elected to account for the lease and non-lease components together as a single component for all classes of underlying assets. The Company excludes variable lease payments in measuring ROU assets and lease liabilities, other than those that depend on an index, a rate or are in-substance fixed payments.

ROU assets and lease liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. In addition, ROU assets include initial direct costs incurred by the lessee as well as any lease payments made at or before the commencement date are reduced by lease incentives. As most of the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. The incremental borrowing rate is determined by using the rate of interest that the Company would pay to borrow on a collateralized basis an amount equal to the lease payments for a similar term and in a similar economic environment. Lease terms include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Leases with a term of one year or less are excluded from ROU assets and liabilities.

Capitalized Interest

The Partnership’s policy is to capitalize interest cost incurred on debt during the construction of major projects.

Deferred Financing Costs

Deferred financing costs consist of fees incurred to secure debt financing and are amortized over the life of the related debt using the effective interest rate method. Deferred financing costs associated with the Partnership’s term loans are presented with the related debt on the consolidated balance sheet, as a reduction to the carrying amounts. Deferred financing costs associated with the Partnership’s revolving credit facilities are presented within other current assets and other assets on the consolidated balance sheet.

Asset Retirement Obligation

The Partnership follows the provisions of FASB ASC Topic 410, Asset Retirement and Environmental Obligations, which require the fair value of a liability related to the retirement of long-lived assets to be recorded at the time a legal obligation is incurred if the liability can be reasonably estimated. The liability is based on future retirement cost estimates and incorporates many assumptions, such as time to permanent removal, future inflation rates and the credit-adjusted risk-free rate of interest. The retirement obligation is recorded at its estimated present value with an offsetting increase to the related asset on the balance sheet. Over time, the liability is accreted to its future value, with the accretion recorded to expense.

The Partnership’s assets generally consist of gas processing plants, crude storage terminals, saltwater disposal wells, and underground gathering pipelines installed along rights-of-way acquired from landowners and related above-ground facilities. The majority of the rights-of-way agreements do not require the dismantling and removal of the pipelines and reclamation of the rights-of-way upon permanent removal of the pipelines from service. Further, we have in place a rigorous repair and maintenance program that keeps our gathering and processing systems in good working order. As a result, the ultimate dismantlement and removal dates of the Partnership’s assets are not determinable. As such, the fair value of the liability is not estimable and, therefore, no asset retirement obligation has been recognized in the consolidated financial statements as of December 31, 2021 and 2020.

Environmental Costs

The Partnership is subject to extensive federal, state, and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Partnership to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites, if applicable.

Environmental costs that relate to current operations are expensed or capitalized as appropriate. Costs are expensed when they relate to an existing condition caused by past operations and will not contribute to current or future revenue generation. Liabilities related to environmental assessments and/or remedial efforts are accrued when property or services are probable or can reasonably be estimated. No environmental liabilities were recorded as of December 31, 2021 and 2020.

Intangible Assets

Intangible assets consist of easements, rights of way agreements and customer contracts. Intangible assets are amortized on a straight-line basis over their estimated economic life or remaining term of the contract and are assessed for impairment with the associated long-lived asset group whenever impairment indicators are present.

Goodwill

Goodwill represents the excess of cost over the fair value of assets of businesses acquired. Goodwill is not amortized, but instead is tested for impairment in accordance with ASC 350, Intangibles – Goodwill and Other (“ASC 350”) at the reporting unit level at least annually. The Partnership’s reporting units are subject to impairment testing annually, on November 30, or more frequently if events and circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount.

ASC 350 provides the option to assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill. The Partnership has the unconditional option to bypass the qualitative assessment for any reporting unit in any period and proceed directly to performing a quantitative goodwill impairment test. If the assessment of all relevant qualitative factors indicates that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, a quantitative goodwill impairment test is not necessary. If the assessment of all relevant qualitative factors indicates that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the Partnership will perform a quantitative goodwill impairment test. The quantitative impairment test for goodwill consists of a comparison of the fair value of a reporting unit with its carrying value, including the goodwill allocated to that reporting unit. If the carrying value of a reporting unit exceeds its fair value, the Partnership will recognize an impairment loss equal to the amount of the excess, limited to the amount of goodwill allocated to that reporting unit. Application of the impairment test requires judgement, including the identification of reporting units, assignment of assets and liabilities to reporting units and the determination of fair value of each reporting unit.

Impairment of Long-Lived Assets

In accordance with FASB ASC Topic 360, Property, Plant and Equipment, long-lived assets, excluding goodwill, to be held and used by the Partnership are reviewed to determine whether any events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. For long-lived assets to be held and used, the Partnership bases their evaluation on impairment indicators such as the nature of the assets, the future economic benefit of the assets, any historical or future profitability measurements and other external market conditions or factors that may be present.

In performing this review, an undiscounted cash flow test is performed at the lowest level for which identifiable cash flows are independent of cash flows from other assets. If the sum of the undiscounted future net cash flows is less than the net book value of the property, an impairment loss is recognized for the excess, if any, of the property’s net book value over its estimated fair value.

During April 2020, the Partnership observed a triggering event associated with the negative pricing environment and its related effects, which were caused by the culmination of the COVID-19 pandemic and the OPEC+ price war. As a result of the undiscounted cash flow test that was performed, no impairment was observed, nor recognized during 2020. Further, the Partnership recognized zero impairment losses of long-lived assets during the years ended December 31, 2021 and 2019 as there were no triggering events observed during these years.

Investment in Unconsolidated Affiliate

The Partnership owns a 26.67% interest in PHP that is accounted for by the equity method. In general, we use the equity method of accounting for an investment for which we are not the primary beneficiary and do not control, but over which we have significant influence as to the investee’s operating and financial policies. An impairment of an investment in an unconsolidated affiliate is recognized when circumstances indicate that a decline in the investment value is other than temporary. No impairments were recognized during the years ended December 31, 2021, 2020 and 2019.

Variable Interest Entities

The Partnership uses a qualitative approach in assessing the consolidation requirement for variable interest entities. The approach focuses on identifying which enterprise has the power to direct the activities that most significantly impact the variable interest entity’s economic performance and which enterprise has the obligation to absorb losses or the right to receive benefits from the variable interest entity. In the event that the Partnership is the primary beneficiary of a variable interest entity, the assets, liabilities, and results of operations of the variable interest entity would be consolidated in our financial statements. PHP was initially determined to be a variable interest entity as it lacked sufficient equity to finance the construction of the PHP pipeline without requiring significant additional capital contributions from its members. Subsequent to the completion of the PHP pipeline and the receipt of the final contributions from its members during January of 2021, PHP now has sufficient equity to fund any required future contributions under the PHP LLC Agreement and PHP is no longer considered to be a variable interest entity.

Other Assets

The Partnership’s accounting policy is to classify its line fill as an other long-term asset to be consistent with industry practices and given line fill is required on the 3rd party pipeline to properly flow the Partnership’s product. Additionally, this line fill is contractually required to be maintained through the life of the contract with our counterparty and therefore will not be settled within an operating period. Accordingly, the Partnership has NGL line fill of $4.1 million and $3.9 million within other assets as of December 31, 2021 and 2020, respectively.

Income Taxes

The Partnership is organized as a Delaware limited partnership and is treated as a flow-through entity for income tax purposes. As a result, the net taxable income of the Partnership and any related tax credits, for federal income tax purposes, are deemed to pass to the partners of the Partnership even though such net taxable income or tax credits may not have actually been distributed. Accordingly, no tax provision, excluding for Texas as described below, has been made in the consolidated financial statements of the Partnership since the income tax is an obligation of the partners.

The Partnership is subject to state margin tax in Texas. The Partnership accounts for state income taxes in accordance with the asset and liability method of accounting for income taxes. Deferred income taxes are recognized for the tax consequences of temporary differences, at enacted statutory rates, between the consolidated financial statement carrying amounts and the tax bases of existing assets and liabilities. Income tax or benefit represents the current tax payable or refundable for the period, plus or minus the tax effect of the net change in the deferred tax assets and liabilities.

The Partnership is subject to certain provisions related to uncertain tax positions. The Partnership has reviewed its pass-through status and determined no uncertain tax positions exist.

Net Income (Loss) per Share

Basic net income (loss) per share is computed using the weighted-average number of Class A common shares outstanding during the period. Diluted net income (loss) per share is computed using the weighted-average number of Class A common shares and, if dilutive, common share equivalents outstanding during the period. The Partnership did not include the 100,837,940 if-converted Common Units in calculating 2021 Class A diluted net income per share as it would have an anti-dilutive effect.

Contingently issuable units associated with the outstanding Class A-1 and A-2 performance-based incentive units were not included in the net income (loss) per share calculations for the years ended December 31, 2021, 2020 and 2019, as the vesting conditions had not been satisfied.

Acquisitions

The Partnership accounts for the acquisition of businesses under the guidance of FASB ASC Topic 805, Business Combinations (“Topic 805”), which requires an acquiring entity to recognize the assets acquired and liabilities assumed at fair value under the acquisition method of accounting, provided they qualify for acquisition accounting under Topic 805.

In accordance with Topic 805, the Partnership records identifiable assets acquired, and liabilities assumed at fair value at the date of acquisition. Procedures performed in estimating the fair value of acquired assets and liabilities include the income approach, market approach, and cost approach. The income approach provides an estimation of the fair value of an asset or business based on the cash flows that an asset or a business can be expected to generate over its remaining useful life. The market approach provides an estimation of fair value which is based on market prices in actual transactions and on asking prices for similar assets (or businesses). Finally, the cost approach is a valuation technique that uses the concept of replacement costs as an indicator of fair value. Significant Level 3 assumptions associated with the calculation of discounted cash flows used in the determination of fair value of the acquisition include the Partnership’s estimate of future revenue based on expected volumes, operating expenses, appropriate risk-adjusted discount rates and other relevant data.

The Partnership recognizes the fair value of any contingent liabilities that are acquired from the seller in a business combination on the date at which control of the acquiree is obtained. This value is generally determined through a probability-weighted analysis of the expected cash flows. It is remeasured at each reporting date, and any changes in fair value are recognized in net income.

Recently Adopted Accounting Pronouncements

Effective January 1, 2019, the Partnership adopted FASB ASU 2016-02, Leases (Topic 842) as subsequently amended, which requires lessees to recognize leases on-balance sheet and disclose key information about leasing arrangements. Topic 842 establishes a ROU model that requires a lessee to recognize an ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months. Leases are classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement. The Partnership utilized the optional transition method set forth in ASU 2018-11 that allows entities to elect to initially apply the new lease accounting standard as of January 1, 2019 and recognize a cumulative-effect adjustment to the opening balance of partners’ capital at such date. In addition, the Partnership elected to adopt the package of transition practical expedients and, therefore, has not reassessed (1) whether existing or expired contracts contain a lease, (2) lease classification for existing or expired leases or (3) the accounting for initial direct costs that were previously capitalized. As a result of the adoption of ASU 2016-02, on January 1, 2019, the Company recorded both right of use assets of $68.9 million and operating lease liabilities of $69.1 million with an immaterial opening impact to partners’ capital. The adoption of ASU 2016-02 had an immaterial impact on the Company’s consolidated statements of operations and consolidated statements of cash flows.

On January 1, 2020, the Partnership adopted FASB ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”). ASU 2018-13 modifies the disclosure requirements of Topic 820. The need to disclose transfers between Level 1 and 2, valuation processes for Level 3 fair value measurements and changes in unrealized gains and losses included in earnings for recurring Level 3 value measures have been eliminated. The deletion of the wording; “at a minimum” from the phrase “an entity shall disclose at a minimum” to promote the appropriate use of discretion by entities, clarification on the measurement uncertainty disclosures amongst a few others were modifications introduced by the ASU. The adoption of ASU 2018-13 did not have a material impact on the Partnership’s consolidated financial statements.

On January 1, 2020, the Partnership adopted FASB ASU 2016-13, Financial Instruments – Credit Losses (Topic 326) (“ASU 2016-13”). ASU 2016-13 was issued to bring consistency in the accounting treatment of different types of financial instruments, require consideration of a broader range of variables when forming loss estimates, and require immediate recognition of management’s estimates of current expected credit losses (“CECL”). This update is effective for public business entities for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. All entities may adopt the amendments in this update earlier as of the fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Partnership recorded expected credit losses of $2.0 million for the year ended December 31, 2020 in conjunction with the adoption of ASU 2016-13.

On January 1, 2021, the Partnership adopted ASU 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities (“ASU 2017-12”), which simplifies the limitations on how an entity can designate the hedged risks in certain cash flow and fair value hedging relationships. The guidance better aligns the recognition and presentation of the effects of hedging instrument(s) and item(s) in the financial statements with an entity’s risk management strategies. In October 2018, the FASB issued ASU 2018-16, Derivatives and Hedging (Topic 815): Inclusion of the Secured Overnight Index Swap (OIS) Rate as a Benchmark Interest Rate for Hedge Accounting Purposes (“ASU 2018-16”). At present in the United States, eligible benchmark interest rates used to evaluate the changes in the fair values or cash flows of existing or forecasted issuances or purchases of fixed-rate financial assets or liabilities are the U.S. Treasury yields (“UST”), London Interbank Offered Rate (“LIBOR”) and Overnight Index Swap (“OIS”) based on the Fed Funds Effective Rate. Due to concerns about the sustainability of LIBOR, the amendment in this update permits use of the OIS rate based on the Secured Overnight Financing Rate (“SOFR”) and the Securities Industry and Financial Markets Association (“SIFMA”) Municipal Rate as a U.S.

benchmark interest rate in addition to the other rates mentioned above. ASU 2018-16 is to be adopted concurrently with the amendments in ASU 2017-12. In November 2019, the FASB issued ASU 2019-10, Financial Instruments-Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates (“ASU 2019-10”). ASU 2019-10 deferred the effective dates for several major accounting standards, including deferring the effective date of ASU 2017-12 to fiscal years beginning after December 15, 2020. The adoption of ASU 2017-12 and ASU 2018-16 did not have a material impact on the Partnership’s consolidated financial statements as LIBOR is still available as of December 31, 2021 and the Partnership has not adopted hedge accounting for any of its current outstanding derivatives.

On January 1, 2021, the Partnership adopted ASU 2018-15, Intangibles – Goodwill and Other – Internal Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement (CCA) That is a Service Contract (“ASU 2018-15”). The ASU provides guidance on how to determine whether an arrangement includes a software license or is solely a hosted CCA service. Under the new guidance, the same criteria for capitalizing implementation costs for an arrangement with a software license which falls within the scope of internal – use software guidance will be applied to a hosting arrangement. The new guidance also prescribes the balance sheet, income statement, and cash flow classification of the capitalized implementation costs and related amortization expense. The adoption of ASU 2018-15 did not have a material impact on the Partnership’s consolidated financial statements.

Recent Accounting Pronouncements Not Yet Adopted

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848) (“ASU 2020-04”). ASU 2020-04 was issued to ease the potential accounting burden expected when global capital markets move away from LIBOR, the benchmark interest rate banks use to make short-term loans to each other. The amendments in this update provide optional expedients and exceptions for applying U.S. GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The amendments in this update are effective for all entities as of March 12, 2020 through December 31, 2022. The Partnership is currently evaluating the effect that ASU 2020-04 will have on its consolidated financial statements.

In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805), Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, which requires contract assets and contract liabilities (i.e., deferred revenue) acquired in a business combination to be recognized and measured by the acquirer on the acquisition date in accordance with ASC 606, Revenue from Contracts with Customers. Generally, this new guidance will result in the acquirer recognizing contract assets and contract liabilities at the same amounts recorded by the acquiree. Historically, such amounts were recognized by the acquirer at fair value in acquisition accounting. The guidance should be applied prospectively to acquisitions occurring on or after the effective date. The guidance is effective for public business entities for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Early adoption is permitted, including in interim periods, for any financial statements that have not yet been issued. The Partnership is currently evaluating the effect that ASU 2021-08 will have on its consolidated financial statements.

Note 3. Revenue

Disaggregation of Revenues

The following table disaggregates our revenues for the years ended December 31, 2021, 2020 and 2019:

	December 31,
(In thousands)	2021	2020	2019
Gathering and processing services	$272,677	$272,829	$233,987
Natural gas, NGLs & condensate sales	385,622	135,330	144,270
Other revenues	3,745	2,017	487

Total operating revenues	$662,044	$410,176	$378,744

For the years ended December 31, 2021, 2020, and 2019 the Partnership recognized revenues from MVCs of $2.5 million, $0.1 million and $1.8 million, respectively.

Remaining Performance Obligations

The following table presents our estimated revenue from contracts with customers for remaining performance obligations that has not yet been recognized, representing our contractually committed revenues as of December 31, 2021:

Fiscal Year	Amount
(In thousands)
2022	$14,247
2023	11,829
2024	7,938
2025	6,154
2026	5,066
Thereafter	72,952

$118,186

Our contractually committed revenue, for purposes of the tabular presentation above, is generally limited to customer contracts that have fixed pricing and fixed volume terms and conditions, generally including contracts with payment obligations associated with MVCs.

Contract Liabilities

The following provides information about contract liabilities from contracts with customers:

(In thousands)	2021	2020
Balance as of January 1	$11,085	$8,983
Reclassification of beginning contract liabilities to revenue as a result of performance obligations being satisfied	(423)	(1,466)
Cash received in advance and not recognized as revenue	4,094	3,568

Balance as of December 31	14,756	11,085
Less: Current portion	3,082	1,556

Non-current portion	$11,674	$9,529

Contract liabilities relate to payments received in advance of satisfying performance obligations under a contract, which result from contribution in aid of construction payments. Current and noncurrent contract liabilities are included in other current liabilities and deferred revenue, respectively.

Contract Cost Assets

The Partnership has capitalized certain costs incurred to obtain a contract that would not have been incurred if the contract had not been obtained. These costs are recovered through the net cash flows of the associated contract. As of December 31, 2021 and 2020, the Partnership had contract acquisition cost assets of $18.4 million and $20.2 million, respectively. Current and noncurrent contract cost assets are included in other current assets and other assets, respectively. The Partnership amortizes these assets as cost of sales on a straight-line basis over the life of the associated long-term customer contract. For the years ended December 31, 2021, 2020 and 2019, the Partnership recognized cost of sales associated with these assets of $1.8 million, $1.8 million and $1.2 million, respectively.

Note 4. Property, Plant and Equipment, Net

Property, plant and equipment, net is comprised of the following:

	December 31,

(In thousands)	2021	2020
Gathering and processing systems and facilities	$2,121,434	$2,038,386
Vehicles	6,090	5,788
Computers and equipment	4,271	3,520

	2,131,795	2,047,694
Less: Accumulated depreciation	(337,030)	(230,595)

Total depreciable assets, net	1,794,765	1,817,099

Construction work in progress	24,888	31,332
Land	19,626	18,563

Total property, plant and equipment, net	$1,839,279	$1,866,994

Depreciation expense on property, plant and equipment was $106.8 million, $97.4 million, and $80.0 million for the years ended December 31, 2021, 2020 and 2019, respectively.

Capitalized interest included in property, plant and equipment amounted to $0.9 million, $16.1 million, and $10.9 million for the years ended December 31, 2021, 2020 and 2019, respectively.

Note 5. Intangible Assets, Net

Intangible assets, net are comprised of the following:

	December 31,

(In thousands)	2021	2020
Customer contracts	$1,135,964	$1,170,825
Right of way assets	99,344	94,824
Less accumulated amortization	(449,259)	(343,876)

Total amortizable intangible assets, net	$786,049	$921,773

The fair value of acquired customer contracts was capitalized as of the closing dates for certain acquisitions and is being amortized using a straight-line method over the remaining term of the customer contracts, which range from 1 to 20 years. Amortization expense for customer contracts was $126.6 million, $116.4 million, and $115.6 million for the years ended December 31, 2021, 2020 and 2019, respectively.

Right of way assets have a useful life of ten years and are amortized using the straight-line method. The right of way agreements are generally for an initial term of ten years with an option to renew for an additional ten years at agreed upon renewal rates based on certain indices or up to 130% of the original consideration paid. Amortization expense for right of way assets was $10.2 million, $10.0 million, and $7.1 million for the years ended December 31, 2021, 2020 and 2019, respectively.

Estimated aggregate amortization expense for the remaining unamortized balance in years is as follows:

Fiscal Year	Amount
(In thousands)
2022	$118,117
2023	117,846
2024	117,062
2025	116,233
2026	109,728
Thereafter	207,063

$786,049

Note 6. Goodwill

During the first four months of 2020, current and forward commodity prices significantly declined from their levels at December 31, 2019 due primarily to the decreases in energy demand as a result of the outbreak of the COVID-19 pandemic and actions taken by the Organization of the Petroleum Exporting Countries, Russia, the United States and other oil-producing countries (“OPEC+”) relating to the oversupply of oil. The resulting negative price environment for crude oil caused a number of our customers to shut-in a significant portion of their wells for which we provide gathering, and processing services.

Based on these events, we determined that the forecasted cash flows, and therefore the fair value, of our reporting units significantly decreased, and accordingly performed a quantitative impairment assessment of the goodwill related to all reporting units. The assessment of fair value utilized inputs that are not observable in the market and thus level 3 inputs. Based on our quantitative assessments, we determined that all goodwill at all reporting units should be fully impaired, and accordingly recorded a $1.0 billion impairment for the year ended December 31, 2020. There were no impairments during the year ended December 31, 2019. The Partnership did not have any recorded goodwill as of December 31, 2021 and 2020.

Note 7. Investment in Unconsolidated Affiliate

The Partnership holds a 26.67% membership interest in PHP with three other members. Each member is a party to the associated LLC Agreement. PHP was originally determined to be a variable interest entity as it lacked sufficient equity to finance the construction of the PHP pipeline without requiring significant additional capital contributions from its members. The Partnership absorbs variability associated with the risks and rewards of PHP’s operations through its 26.67% membership interest.

It was determined that Holdco is not the primary beneficiary of PHP as the Partnership does not have the power to direct PHP’s activities that most significantly impact economic performance. As defined in the LLC agreement, PHP’s board controls the activities that most significantly affect economic performance and the Partnership does not hold majority control of the board. The Partnership’s investment in PHP of $626.5 million and $611.2 million within investment in unconsolidated affiliate as of December 31, 2021 and 2020, respectively, approximates the Partnership’s maximum exposure to loss from variable interest entity relationships.

Subsequent to the completion of the PHP pipeline and the receipt of the final contributions from its members during January of 2021, PHP now has sufficient equity to fund any required future contributions under the PHP LLC Agreement and PHP is no longer considered to be a variable interest entity.

As of December 31, 2021 and 2020, the carrying amount of the Partnership’s investment in PHP approximated the amounts of underlying equity in net assets. During the year ended December 31, 2019 and in connection with two members’ option exercises, the Partnership sold a portion of its interests in PHP for cash proceeds of $92.7 million, and a total gain of $3.4 million.

The following table summarizes certain of PHP’s financial information as of December 31, 2021 and 2020 and for the years ended December 31, 2021, 2020 and 2019:

Balance Sheets	December 31,

(In thousands)	2021	2020
Current assets	$69,995	$23,734
Noncurrent assets	2,267,940	2,316,176
Current liabilities	(36,657)	(95,863)

Statement of Operations	December 31,

(In thousands)	2021	2020	2019
Revenue	$397,237	$7,220	$—
Operating income (loss)	237,230	(1,798)	(93)
Net income (loss)	236,528	(1,140)	1,587

Note 8. Accrued expenses

Accrued expenses consist of the following:

	December 31,

(In thousands)	2021	2020
Accrued product purchases	$118,364	$48,585
Accrued taxes	4,299	8,960
Accrued salaries, vacation, and related benefits	2,113	1,729
Accrued capital expenditures	2,995	1,495
Acrrued other expenses	7,872	4,121

Total accrued expenses	$135,643	$64,890

Note 9. Leases

Components of lease costs are presented on the consolidated statements of operations and comprehensive income (loss) as general and administrative expense for real-estate leases and operating expense for non-real estate leases. Total operating lease cost for the years ended December 31, 2021, 2020, and 2019 are $38.7 million, $43.6 million, and $34.5 million, respectively. Short-term lease cost for the years ended December 31, 2021, 2020, and 2019 are $4.7 million, $2.8 million, and $1.3 million, respectively. For the years ended December 31, 2021, 2020 and 2019, the Partnership did not have material variable lease costs.

The following table presents other supplemental lease information:

(In thousands)	2021	2020
Operating cash flows from operating lease	$38,355	$43,903
Right-of-use assets obtained in exchange for new operating lease liabilities	$43,580	16,991
Weighted-average remaining lease term — operating leases (in years)	1.89	2.29
Weighted-average discount rate — operating leases	7.75%	9.83%

The following table presents future minimum lease payments under operating leases as of December 31, 2021.

Fiscal Year	Amount
(In thousands)
2022	$35,685
2023	29,092
2024	844
2025	272
2026	272
Thereafter	113

Total lease payments	66,278
Less: interest	(4,613)

Present value of lease liabilities	$61,665

Note 10. Long Term Debt

2017 Credit Facility

Contemporaneous with the close of the EagleClaw acquisition on June 22, 2017, the Partnership entered into a credit agreement with its lenders and with Jefferies Finance LLC, as administrative agent, for a term loan in and initial aggregate principal amount of $1.25 billion with a tenor of seven years, maturing on June 22, 2024. Fixed principal payments equal to 0.25% of the initial principal amount are required to be paid quarterly. Interest is paid on the term loan periodically at a rate equal to 4.25% plus LIBOR subject to a floor of 1%. The Partnership paid scheduled principal payments on this term loan of $12.5 million for each of the years ended December 31, 2021, 2020 and 2019. Additionally, throughout 2021, the Partnership voluntarily repurchased $18.3 million of outstanding term loan debt associated with the $1.25 billion term loan on the open market.

In addition, contemporaneously with the credit agreement described above, the Partnership entered into a super-priority revolving credit agreement with its lenders and with Jefferies Finance LLC, as administrative agent, in an initial aggregate principal amount of $100.0 million that is expandable up to $125.0 million with a tenor of five years, maturing on June 22, 2022. On January 16, 2020, the Partnership entered into an amendment to its revolving credit agreement providing for $25.0 million in incremental commitments, thereby increasing the aggregate revolving credit commitments of all lenders to $125.0 million. On January 4, 2021, the Partnership entered into an amendment to the $125.0 million revolving credit agreement extending the maturity date from June 22, 2022 to November 3, 2023.

Interest is paid on the revolver periodically at a rate equal to LIBOR (0% floor) plus 4%, which decreases to LIBOR (0% floor) plus 3.7% when the Partnership’s consolidated net leverage ratio is no greater than 4.50 to 1.00. The Partnership must pay commitment fees quarterly in an amount equal to 0.50% per annum, which decreases to 0.375% per annum when the Partnership’s consolidated net leverage is no greater than 4.50 to 1.00, in each case on the unused portion of the commitment. As of December 31, 2021 and 2020, there were $0.5 million and $4.4 million in outstanding letters of credit under the revolving credit facility, respectively.

The obligations arising under the foregoing debt agreements are (a) guaranteed by substantially all of the Partnership’s wholly-owned domestic subsidiaries and its direct parent company and (b) secured by first priority liens on substantially all personal property assets of the Partnership and such guarantors, including by a pledge of the equity issued by the Partnership and its subsidiaries that are guarantors and on certain material real property owned by the Partnership and its subsidiaries that are guarantors.

The foregoing debt agreements contain various covenants or restriction provisions that, among other things, require the Partnership to comply with cash waterfall requirements and maintain deposit account control agreements on their deposit accounts and limit or restrict the Partnership’s ability to incur or guarantee additional debt, incur certain liens on assets, dispose of assets, make certain restricted payments, change the nature of the business, engage in fundamental changes, make investments, prepay subordinated debt, enter into burdensome agreements or enter into certain restricted transactions with affiliates above certain thresholds. These debt agreements also contain a financial covenant requiring maintenance of a 1.10 to 1.00 debt service coverage ratio, tested quarterly, and the debt agreement for the super-priority revolving credit facility contains a financial covenant requiring maintenance of a 1.25 to 1.00 super senior leverage ratio, tested quarterly. The Partnership is in compliance with all covenants in the foregoing debt agreements as of the date hereof.

2018 Credit Facility

Contemporaneous with the close of the CR Permian acquisition on November 1, 2018, the Partnership entered into a credit agreement with its lenders and with Barclays Bank PLC, as administrative agent, for a term loan in an initial aggregate principal amount of $690.0 million with a tenor of seven years, maturing on November 3, 2025. Fixed principal payments equal to 0.25% of the initial principal amount are required to be paid quarterly. Interest is paid on the term loan periodically at a rate equal to 4.75% plus LIBOR (0% floor). The Partnership paid scheduled principal payments on this term loan of $6.9 million, $6.9 million and $3.5 million for the years ended December 31, 2021, 2020 and 2019, respectively. Additionally, throughout 2021, the Partnership voluntarily repurchased $25.9 million of outstanding term loan debt associated with the $690 million term loan on the open market. Similar open market repurchases totaling $7.5 million were made during the year ended December 31, 2020.

In addition, the Partnership entered into a revolving credit facility in an initial aggregate principal amount of $50.0 million with a tenor of five years, maturing on November 3, 2023. On January 16, 2020, the Partnership entered into an amendment to the revolving credit agreement that increased the revolving commitment in an aggregate principal amount of $10.0 million, thereby increasing the aggregate revolving credit commitments of all lenders to $60.0 million. Interest is paid on the revolver periodically at a rate equal to LIBOR plus the applicable margin based on our consolidated total leverage ratio, which is between 4.25% and 4.75%. Any unpaid interest and principal are due at maturity. The Partnership must pay quarterly commitment fees of 0.5% on the unused portion of the commitment, which commenced in September 2019. As of December 31, 2021 and 2020, there were no outstanding letters of credit under the revolving credit facility.

Our debt agreements contain various covenants or restriction provisions that, amongst other things limit or restrict the Partnership’s ability to incur certain liens on assets, property or revenue, engage in certain mergers, dissolutions, investments or acquisitions, incur indebtedness or guarantee debt, make certain dispositions, and enter into certain transactions with subsidiaries or affiliates that exceed a specified threshold. These agreements also contain defined financial covenants, including a debt service coverage ratio. As of December 31, 2021 and 2020, the Partnership was in compliance with all loan covenants.

2019 Credit Facility

On September 18, 2019, the Partnership entered into a credit agreement with its lenders for a term facility with an initial term commitment of $483.0 million and a conversion date term commitment of $30.2 million and a letter of credit facility up to $32.7 million. On the closing date, $232.1 million was drawn down on the term commitment and additional drawdowns totaling $250.9 million were borrowed over the subsequent months to fund the Partnership’s capital contributions to PHP. The tenor of the agreement is equal to the earlier of six and two-tenths years from the closing date, or four years after the term conversion date. The term conversion date is essentially the final completion date of the PHP pipeline project, which occurred on March 3, 2021. On March 3, 2021, all conditions of the term conversion were met, and the Partnership borrowed the additional $30.2 million associated with the conversion date term commitment, which was subsequently distributed to our equity sponsors. Given the establishment of the term conversion date, the maturity of the associated debt is due March 3, 2025 in accordance with the credit agreement. During the year ended December 31, 2021, the Partnership paid its first principal payments on this term loan totaling $33.8 million.

Fixed principal payments are required to be paid quarterly commencing with the first full quarter ending after the term conversion date, which was June 30, 2021. Interest is paid on the outstanding borrowings monthly at a rate equal to 1.625% plus adjusted LIBOR (subject to a 1% floor) for four years after the closing date and at a rate equal to 1.875% plus adjusted LIBOR (subject to a 1% floor) thereafter.

The Partnership must also pay quarterly commitment fees of 35% of the applicable margin then in effect on the undrawn portion of the available commitments. As of December 31, 2021 and 2020, there were no outstanding letters of credit.

The debt agreement contains various covenants or restrictive provisions that, amongst other things, limit or restrict the Partnership’s ability to incur certain liens on assets, make or hold certain new investments, incur or guarantee additional debt, dispose of certain assets, make certain restricted payments, change the nature of the business, or enter into any transactions with affiliates in excess of $5.0 million, all of which the Partnership is in compliance. The debt agreement also pledges the equity interests held by the Partnership in PHP as collateral.

The fair value of the Partnership’s debt as of December 31, 2021 and 2020 was $2.34 billion and $2.36 billion, respectively.

Debt obligations as of December 31, 2021 and 2020 consisted of the following:

	December 31,

(In thousands)	2021	2020
$1.25 billion term loan	$1,175,417	$1,206,250
$690 million term loan	639,393	672,150
$513 million term loan	479,377	483,031
$125 million revolving line of credit	52,000	70,500
$60 million revolving line of credit	—	12,500

	2,346,187	2,444,431
Less: Deferred financing costs, net	(38,485)	(50,792)

	2,307,702	2,393,639
Less: Current portion	(54,280)	(53,310)

Long-term portion of debt and finance lease obligations	$2,253,422	$2,340,329

A reconciliation of total interest cost to interest expense as reported in the consolidated statements of operations for the years ended December 31, 2021, 2020 and 2019 is as follows:

	December 31,

(In thousands)	2021	2020	2019
Interest cost capitalized	$868	$16,131	$10,868
Interest cost charged to income	117,365	135,516	133,535

Total interest cost	$118,233	$151,647	$144,403

Deferred financing costs associated with the term loans were $38.5 million, net of accumulated amortization of $41.2 million as of December 31, 2021. Deferred financing costs associated with the term loans were $50.8 million, net of accumulated amortization of $29.8 million as of December 31, 2020.

Deferred financing costs associated with the revolvers were $3.0 million, net of accumulated amortization of $3.9 million as of December 31, 2021. Deferred financing costs associated with the revolvers were $1.8 million, net of accumulated amortization of $1.9 million as of December 31, 2020.

The amortization of the deferred financing costs was charged to interest expense for the periods presented. The amount of deferred financing costs included in interest expense for the years ended December 31, 2021, 2020 and 2019 was approximately $13.4 million, $11.9 million, and $9.7 million, respectively.

The following table reflects future maturities of long-term debt for each of the next five years and thereafter. These amounts exclude approximately $38.5 million in unamortized deferred financing costs.

Fiscal Year	Amount
(In thousands)
2022	$66,153
2023	118,754
2024	1,206,736
2025	663,841
2026	50,706
Thereafter	239,997

Total	$2,346,187

Note 11. Equity

Recapitalization

These historical financial statements have been revised to retroactively adjust BCP Raptor Holdco, LP’s (the “accounting acquirer”) legal capital to reflect the legal capital of Kinetik Holdings Inc. (the “accounting acquiree”) to give retrospective effect to the reverse merger that occurred on February 22, 2022 that is further described within Note 20. As a part of the reserve merger, the owners of Holdco received 50,000,000 shares of Altus’ Class C common stock and 50,000,000 common units of Altus LP in exchange for all of the equity interests of the Partnership and General Partner.

The 50,000,000 common units represent limited partner interests in Altus LP and are redeemable for Class A common shares at the option of the unit holders and are accounted for as redeemable noncontrolling interest classified as temporary equity. The common units represent an economic interest in Altus LP, with no voting interest, whereas the Class C common stock represent a voting interest in Altus with no economic interest.

Predecessor Equity

Pursuant to the Fourth Amended and Restated Limited Partnership Agreement (“LP Agreement”) dated October 22, 2020 there are two classes of Partnership interests: general partner interests and limited partner interests. Each partner’s relative rights, privileges, preferences, restrictions, and obligations with respect to the Partnership are provided for in the LP Agreement. A total of 100 general partner interests are authorized for issuance with none outstanding as of December 31, 2021 and 2020. The general partner interests are not entitled to any allocation of income, gains, losses, or deduction, or to any distributions.

The Partnership is authorized to issue six series of limited partner interests comprised of Class A Units, Class B Units, Class C Units, Class E Units, and Class F Units. Class A Units represent profits interests held by management. Class B Units, Class C Units, Class E Units and Class F Units represent common units with an unlimited amount authorized for issuance. Except with respect to certain consent requirements required under the Delaware Limited Liability Company Act, the limited partner interests have no right to participate in the management of the Partnership. Further, in the event any matters are submitted to a vote of the limited partner interests, partners holding Class A Units shall not have any right to vote.

Midco Common Units

Midco Common Units are comprised of the Class B Units and Class C Units held at Holdco, which derive value and potential future distributions from the assets and operations of BCP Raptor Midco, LLC (“Midco”), a wholly owned subsidiary, that holds the Partnership’s EagleClaw and CR Permian assets. The Class B Units are held by Blackstone and ISQ with ISQ first acquiring units as of November 1, 2018. Approximately 2,732,536,599 Class B Units were outstanding as of December 31, 2021 and 2020. The Class C Units are held by current and former members of management. Approximately 43,785,915 Class C Units were outstanding as of December 31, 2021 and 2020.

Pipeco Common Units

Pipeco Common Units are comprised of the Class E Units and Class F Units held at Holdco, which derive value and potential future distributions from the assets and operations of BCP Residue Pipeco, LLC (“Pipeco”), a wholly owned subsidiary, that holds the Partnership’s equity investment in PHP and Delaware Link assets. These units were created during 2018 as part of the Third Amended and Restated Limited Partnership Agreement. The Class E Units are held by Blackstone and ISQ. Approximately 254,412,601 and 290,711,677 Class E Units were outstanding as of December 31, 2021 and 2020, respectively. No Class F Units were outstanding as of December 31, 2021 and 2020.

Allocations to Capital Accounts and Distributions

The LP Agreement defines that allocations to capital accounts and distributions are made to each class of unit as though the Partnership was dissolved. Capital account allocations and distributions are made in accordance with the below defined prioritizations.

(i)	First, to the common unit holders in accordance with their respective relative percentage interests until the unreturned capital amount has been reduced to zero dollars;

(ii)	Second, to the common unit holders in accordance with their respective relative percentage interests until an internal rate of return of 8 percent per annum on contributed capital has been provided;

(iii)	Third,

a.

to the holders of Class A Units pro rata an amount equal to 10.0 percent of the portion of any distribution to which this (iii) applies multiplied by the percentage of vested Class A Units versus authorized Class A Units less the aggregate amount (if any) payable to holders of other incentive units as a result or otherwise in respect of such distribution, and

b.

the remainder to the holders of common units in accordance with their respective relative percentage interests until an internal rate of return of 15.0 percent per annum on contributed capital has been provided; provided, that if at the time the internal rate of return of 15.0 percent per annum on contributed capital has been paid and the Exit Multiple On Invested Capital (“MOIC”) Threshold has not been met, then the Partnership shall continue to make distributions until the Exit MOIC Threshold has been met; the Exit MOIC Threshold is defined as two times the cumulative amount of all contributions by the holders of common units;

(iv)

Fourth, to the holders of the Class A Units pro rata an amount equal to 20.0 percent of any remaining distributions and the remainder to the holders of the common units in accordance with their respective relative percentage interests.

Note 12. Fair Value Measurements

Topic 820 establishes a framework for measuring fair value in U.S. GAAP, clarifies the definition of fair value within that framework, and requires disclosures about the use of fair value measurements. Topic 820 defines fair value as the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date. Topic 820 provides a framework for measuring fair value, establishes a three-level hierarchy for fair value measurements based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date and requires consideration of the counterparty’s creditworthiness when valuing certain assets.

Topic 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets (Level 1 inputs). The three levels of the fair value hierarchy under Topic 820 are described below:

Level 1 inputs: Unadjusted, quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. An active market is defined as a market where transactions for the financial instrument occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2 inputs: Inputs, other than quoted prices in active markets, that are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

Level 3 inputs: Prices or valuations that require unobservable inputs that are both significant to the fair value measurement and unobservable. Valuation under Level 3 generally involves a significant degree of judgment from management.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Where available, fair value is based on observable market prices or inventory parameters or derived from such prices or parameters. Where observable prices or inputs are not available, valuation models are applied. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the price transparency for the instruments or market and the instrument’s complexity. The Partnership’s primary financial assets and liabilities measured at fair value on a recurring basis are disclosed within the tables in Note 13.

The Partnership reflects transfers between the three levels at the beginning of the reporting period in which the availability of observable inputs no longer justifies classification in the original level. There were no transfers between fair value hierarchy levels for the years ended December 31, 2021, 2020 and 2019.

Long-term Debt

The fair value of the Partnership’s long-term debt is measured using quoted offer-side prices when quoted market prices are available. If quoted market prices are not available, the fair value is determined by discounting the future cash flows of each instrument at rates that reflect rates currently observed in publicly traded debt markets for debt of similar terms to companies with comparable credit risk.

Contingent Liabilities

As further discussed in Note 17, the fair values of the contingent liabilities were estimated utilizing significant level 3 assumptions including present value factors based on the Partnership’s weighted-average cost of capital, estimated payout probabilities and timing, and estimated future volumes.

Fair Value on a Nonrecurring Basis

Enterprise Valuation—Impairment

As discussed in Note 6, the Partnership performed a quantitative impairment assessment of the goodwill related to all reporting units as a result of a triggering event observed during April of 2020. The enterprise valuation for the goodwill impairment test utilized both market and income approaches to estimate fair value as of April 30, 2020. Significant Level 3 assumptions associated with the income and market approach calculations include the Partnership’s estimate of future natural gas prices, operating margins, EBITDA and exit multiples, discount rates, control premiums and other relevant data.

Note 13. Derivatives and Hedging Activities

The Partnership is exposed to certain risks arising from both its business operations and economic conditions. The Partnership principally manages its exposures to a wide variety of business and operational risks through management of its core business activities.

Interest Rate Risk

The Partnership manages economic risks, including interest rate, liquidity, and credit risk primarily by managing the amount, sources, and duration of its debt funding and the use of derivative financial instruments. Specifically, the Partnership enters into derivative financial instruments to manage exposures that arise from activities that result in the payment of future known and uncertain cash amounts, the value of which are determined by interest rates. The Partnership minimizes counterparty credit risk in derivative instruments by entering into transactions with high-quality counterparties.

The Partnership’s objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, the Partnership primarily uses interest rate swaps as part of its interest rate risk management strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable amounts from a counterparty if interest rates rise above the strike rate on the contract.

On August 17, 2017, the Partnership entered into two interest rate swaps totaling $650.0 million associated with our $1.25 billion term loan and applied hedge accounting. These swaps contained an effective date of September 29, 2017 and an expiration date of September 30, 2019. These swaps resulted in a fixed LIBOR rate of 1.52% for the notional amount of our debt for the LIBOR component of our interest rate, which is comprised of a strike rate of 1% and a premium of 0.52051% per annum that is paid in monthly installments. These interest rate swaps expired on September 30, 2019.

The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in accumulated other comprehensive income and is subsequently reclassified into interest expense in the period that the hedged forecasted transaction affects earnings. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings. During the year ended December 31, 2019, the Partnership recorded no amounts of hedge ineffectiveness in the consolidated financial statements.

Amounts reported in accumulated other comprehensive income related to the derivatives were reclassified to interest expense as interest payments were made on the Partnership’s variable-rate debt. All amounts reported in accumulated other comprehensive income were reclassified as a decrease to interest expense during the first nine months of 2019.

The table below presents the effect of the Partnership’s interest rate swaps in Other Comprehensive Income (“OCI”) as well as in the income statement for the year ended December 31, 2021, 2020 and 2019.

	Years Ended December 31,
(In thousands)	2021	2020	2019
Gain recognized in OCI (effective portion)	$—	$—	$(588)
Gain reclassifed from Accumulated OCI into Income (effective portion)	—	—	3,777

During June and August of 2019, the Partnership entered into three additional interest rate swaps on $1.15 billion associated with our $1.25 billion term loan. These instruments were effective September 30, 2019 and expired on December 31, 2020. These swaps result in fixed LIBOR rates ranging from 1.57% to 1.86% for the respective notional amounts of our debt for the LIBOR component of our interest rate, which is comprised of a strike rate of 1% and premiums ranging from 0.5660% to 0.8643% per annum that is paid in monthly installments.

In September of 2019, the Partnership entered into two interest rate swaps on 75% of the outstanding $513.0 million term loan. These instruments were effective September 30, 2019 and have a mandatory termination date on November 19, 2024. The notional amounts of these swaps float monthly such that 75% of the total outstanding term loan is covered by the notional of the two swaps over the life of the associated term facility. These swaps result in fixed LIBOR rates ranging from 1.76% to 1.78% for the respective notional amounts of our debt for the LIBOR component of our interest rate and are paid in monthly installments.

The Partnership did not elect to apply hedge accounting to these new swaps and marks-to-market the instruments recognizing changes in fair value, realized or unrealized, within interest expense. For the year ended December 31, 2021, the Partnership recorded a reduction to interest expense of $4.5 million in relation to these derivatives. For the years ended December 31, 2020 and 2019 the Partnership recorded interest expense of $18.9 million and $0.1 million, respectively, in relation to these derivatives.

The fair value or settlement value of the Partnership’s interest rate swaps is presented on a gross basis on the consolidated balance sheets.

Commodity Price Risk

The results of the Partnership’s operations may be affected by the market prices of oil and natural gas. A portion of the Partnership’s revenue is directly tied to local natural gas, natural gas liquids and condensate prices in the Permian Basin. Due to a large increase in activity and production from this area, local Permian natural gas prices have exhibited volatility. The Partnership monitors its exposure to commodity price risks and uses commodity swaps to mitigate risks resulting from fluctuations in the commodity prices.

Specifically, from 2018 through 2020 the Partnership entered into five Waha basis hub hedges on various notional quantities of gas that either provided for a fixed price differential of natural gas in the Permian Basin relative to the NYMEX natural gas contract or provided for a fixed price for natural gas in the Permian Basin. Similarly, in 2020 and 2021 the Partnership entered into WTI crude hedges at a specific notional that provides for a fixed price for crude in the Permian Basin. See the below table for further details.

Instruments	Number of Instruments	Notional Quantity	Effective Date	Expriation Date
Commodity contract	1 Contract	1,840,000 MMBTU(s)*	7/1/2020	12/31/2020
Commodity contract	1 Contract	1,510,000 MMBTU(s)*	1/1/2021	5/31/2021
Commodity contract	1 Contract	755,000 MMBTU(s)**	1/1/2021	5/31/2021
Commodity contract	1 Contract	128,510 BBL(s)***	1/1/2021	6/30/2021
Commodity contract	1 Contract	55,200 BBL(s)****	7/1/2021	12/31/2021

*	- notional quantity based on 10,000 MMBTU(s) multiplied by calendar days within calculation period.
**	- notional quantity based on 5,000 MMBTU(s) multiplied by calendar days within calculation period.
***	- notional quantity based on 710 U.S. Barrel(s) multiplied by calendar days within calculation period.
****	- notional quantity based on 300 U.S. Barrel(s) multiplied by calendar days within calculation period.

The Partnership elected not to designate its derivatives as hedging instruments and marked-to-market the instruments recognizing changes in fair value, realized or unrealized, within operating revenues. The Partnership minimizes counterparty credit risk in derivative instruments by entering into transactions with high-quality counterparties.

All of the Partnership’s commodity swaps had reached maturity as of December 31, 2021. The fair value or settlement value of the swaps outstanding as of December 31, 2020 are presented on a gross basis on the balance sheet. The changes in the fair value recorded to operating revenues in the statements of operations for the years ended December 31, 2021, 2020 and 2019 were $16.9 million, $1.6 million, and $0.6 million, respectively.

The following table represents the estimated fair value of the interest rate and commodity swaps as of December 31, 2021:

(In thousands)	Level 1	Level 2	Level 3	Total
Assets
Commodity swaps	$—	$—	$—	$—

Total assets	$—	$—	$—	$—

Liabilities
Commodity swaps	$—	$205	$—	$205
Interest rate derivatives	—	2,662	—	2,662

Total liabilities	$—	$2,867	$—	$2,867

The following table represents the estimated fair value of the interest rate and commodity swaps as of December 31, 2020:

(In thousands)	Level 1	Level 2	Level 3	Total
Assets
Commodity swaps	$—	$702	$—	$702

Total assets	$—	$702	$—	$702

Liabilities
Commodity swaps	$—	$413	$—	$413
Interest rate derivatives	$—	$10,026	$—	$10,026

Total liabilities	$—	$10,439	$—	$10,439

The fair values of the financial instruments shown in the above tables as of December 31, 2021 and 2020 represent the amounts that would be received to sell those assets in an orderly transaction between market participants at that date. The fair value measurement maximizes the use of observable inputs. However, in situations where there is little, if any, market activity for the asset at the measurement date, the fair value measurement reflects the Partnership’s own judgments about the assumptions that market participants would use in pricing the asset. Those judgments are developed by the Partnership based on the best information available in the circumstances, including expected cash flows and appropriately risk-adjusted discount rates, and available observable and unobservable inputs.

Note 14. Unit-Based Compensation

In conjunction with the execution of the Third Amended and Restated Limited Partnership Agreement dated December 14, 2018, 209,100 total Class A Units, representing profits interests, were authorized for issuance to members of management. For the years ended December 31, 2021, 2020 and 2019 the Partnership issued 46,205, 8,763, and 18,088 Class A Units, respectively, to certain employees of Midco. For the years ended December 31, 2021, 2020 and 2019, 6,991, 1,635 and 888 Class A Units were forfeited, respectively, due to the voluntary termination of certain employees. The unit awards are comprised of Class A-1 and Class A-2 incentive units. Class A-1 units derive value from the assets and operations of Midco. Class A-2 units derive value from the assets and operations of Pipeco. The awards include a performance condition and a service condition. Vesting occurs upon either (i) the date of consummation of a change in control or (ii) the date that is 1-year following the consummation of the initial public offering (“IPO”) of the Partnership (or its successor) (collectively “Exit Events”). Interests shall not become vested in the event of the participant’s termination before the Exit Events occur. The Exit Events are considered performance conditions, whereas the requirement of the participant to not be terminated prior to the 1-year anniversary of the consummation of the IPO would be considered a service condition. All of the incentive units are currently non-vested, except for 18,357 units held by early retirees that were granted accelerated vesting during 2018 and 2019.

As of December 31, 2021 and 2020, the performance condition attached to the Class A-1 and A-2 Units was not deemed probable of occurring. The performance condition would become probable of achievement on consummation of the transaction or occurrence of the Exit Events. Upon the occurrence of the Exit Events, compensation cost would be recorded as a cumulative catch-up for the period of service rendered from the grant date through achievement of the Exit Events. The remaining compensation expense would be recognized on a straight-line basis over the remaining 1-year required service period. If a change of control event were to occur subsequent to an IPO, but prior to the completion of the 1-year service period, the Partnership would record the remaining unrecognized compensation cost as of the change of control date.

With the issuance of Fourth Amended Restated Limited Partnership Agreement dated October 22, 2020 (“4th LP Agreement”), a new class of profits interests, the A-3 units, were created and issued. A-3 units derive value from the assets and operations of Pipeco. All A-3 units vest on a change in control, if the participant is employed at the time of the event. Additionally, all units vest on termination of the participant by the Partnership. All of the Class A-3 incentive units are currently non-vested. The change in control event is considered a performance condition. As of December 31, 2021 and 2020, the performance condition attached to the Class A-3 Units was not deemed probable of occurring. Upon the occurrence of the change in control or participant termination by the Partnership, compensation cost would be recorded as a cumulative catch-up. The Class A-3 Units were given distribution priority over the Class A-2 Units in the case of a separate Pipeco liquidation. This change represents a type IV modification to the unvested Class A-2 Units, which establishes a new measurement date.

Effective May 4, 2021, the Partnership executed the First Amendment to the 4th LP Agreement that changed certain defined hurdles within the Midco distribution waterfall and therefore the value allocable to the Class A-1 Units upon an Exit Event. This change represents a type IV modification to the unvested Class A-1 Units, which establishes a new measurement date.

The weighted-average fair value of the Class A Units on the associated grant dates was estimated using the Black-Scholes option pricing model. The issued and outstanding A-1 incentive units of 177,419 and 141,053 as of December 31, 2021 and 2020 were valued at $45.1 million and $34.8 million, respectively. The issued and outstanding A-2 incentive units of 28,570 and 25,722 were valued at $2.0 million and $1.2 million as of December 31, 2021 and 2020, respectively. The issued and outstanding A-3 incentive units were valued at $0.4 million and $0.4 million as of December 31, 2021 and 2020, respectively. To allocate the equity value of the Partnership, we calculated breakpoints at which the different securities in the Partnership’s capital structure would participate in the allocation of value in accordance to the terms and preferences of the LP Agreement. The total value of each security was calculated by aggregating the values allocated in each such tranche for the specific security. The equity value of the Partnership was back-solved such that the value allocated to the common units equated to the transaction value as of the valuation date. Since the Partnership is privately held, the fair value of each security included a discount for lack of marketability, using a Finnerty model.

Note 15. Income Taxes

The Texas state margin tax requires the Partnership to pay a tax of 0.75% on its taxable margin, as defined in the tax code. The margin to which the tax rate is applied is calculated as a percentage of gross revenues for federal income tax purposes attributable to Texas based on an apportionment factor, less the cost of goods sold as defined for Texas margin tax purposes. During the years ended December 31, 2021, 2020 and 2019, all of the Partnership’s revenues for tax purposes were considered generated within Texas. The Partnership did not have any current Texas state margin tax due for the years ended December 31, 2021, 2020 and 2019.

For the years ended December 31, 2021, 2020 and 2019, the Partnership’s income tax provision was $1.9 million, $1.0 million, and $4.4 million, respectively. The current and prior years’ income tax provisions are solely attributable to Texas state margin tax and the associated deferred income taxes. The Partnership’s deferred income taxes result from differences between the carrying amount and tax bases related to property, plant and equipment and intangible assets.

As of December 31, 2021 and 2020, deferred tax liabilities of $7.2 million and $5.3 million, respectively, were recorded.

As of December 31, 2021, the Partnership’s federal tax returns for the fiscal years beginning in 2018 remain subject to examination by U.S., or federal tax authorities. The Partnership’s state tax returns for the fiscal years beginning in 2017 remain subject to examination by state tax authorities.

Note 16. Net income (loss) per share

Basic net income (loss) per share is computed using the weighted-average number of Class A common shares outstanding during the period. Diluted net income (loss) per share is computed using the weighted-average number of Class A common shares and, if dilutive, common share equivalents outstanding during the period. The Partnership did not include the 100,837,940 if-converted Common Units in calculating 2021 Class A diluted net income per share as it would have an anti-dilutive effect.

Contingently issuable units associated with the outstanding Class A-1 and A-2 performance-based incentive units were not included in the net income (loss) per unit calculations for the years ended December 31, 2021, 2020 and 2019, as the vesting conditions had not been satisfied.

The following table presents the calculation of basic and diluted net income (loss) per unit:

	Year Ended December 31,
	2021			2020			2019
	Income	Weighted average shares	Per Share	Income	Weighted average shares	Per Share	Income	Weighted average shares	Per Share
	(In thousands, except per share data)
Basic:
Net income (loss) attributable to Class A common shareholders	$—	—	$—	$—	—	$—	$—	—	$—
Effect of dilutive securities	—	—	—	(1,155,789)	96,264	(12.01)	$(144,429)	$88,186	(1.64)
Diluted:
Net income (loss) attributable to Class A common shareholders	$—	—	$—	$(1,155,789)	96,264	$(12.01)	$(144,429)	88,186	$(1.64)

Note 17. Commitments and Contingencies

Commitments

Under certain of our transportation services agreements with third party pipelines to transport natural gas and NGLs with current contract terms from 2021-2031, if we fail to ship a minimum throughput volume during any year, then we will pay a deficiency payment for transportation based on the volume shortfall up to the MVC amount. The partnership has made no historical shortfall payments through December 31, 2021.

Contingencies

In the normal course of its business affairs and operations, the Partnership is subject to possible loss contingencies arising from federal, state, and local environmental, health and safety laws and regulations. There are no matters, in the opinion of management, which may have a material adverse effect on the financial position, results of operations or cash flows of the Partnership, except as discussed below.

Legal Matters

The Partnership is periodically involved in litigation proceedings or other such claims. If we determine that a negative outcome is probable and the amount of loss is reasonably estimable, then we accrue the estimated amount. The results of litigation proceedings cannot be predicted with certainty. We could incur judgments, enter into settlements, or revise our expectations regarding the outcome of certain matters, and such developments could have a material adverse effect on our results of operations or cash flows in the period in which the amounts are paid and/or accrued. As we learn new facts concerning contingencies, we reassess our position both with respect to accrued liabilities and other potential exposures.

In 2019, Cimarex Energy Co. (“Cimarex”) presented the results of an audit of the Partnership’s books and records pursuant to the audit provision of Cimarex’s gas gathering and processing agreement. This audit was commenced by Cimarex’s predecessor and most of the period in question relates to the time period prior to the date of ownership by the Partnership. Effective June, 10, 2021 Cimarex and the Partnership settled these audit claims for $6.8 million, of which $0.6 million was capital in nature. Since the majority of these claims related to the time period prior to the Partnership’s ownership of CR Permian, the Partnership had made claims on its representations and warranties insurance policy and against the former owners of Caprock and its management, including seeking the hold-back amount of $4.5 million that is currently held in escrow. In September, 2021, management agreed to a settlement of $2.5 million with the former owners of CR Permian and its management, which was paid to the Partnership during the fourth quarter.

During the Winter Storm Uri, we entered into a contract to deliver 60,000 MMBtu of natural gas worth in excess of $11.6 million to an agreed upon delivery point, at which point the customer took responsibility and title to the volumes. The customer later disputed the receipt of certain volumes at a downstream delivery point. We also have entered into an arbitration proceeding with an electricity vendor related to an under-usage credit exceeding $8.1 million that we believe we are entitled to, pursuant to the terms of the contract, from when the supply of electricity was disrupted, and spot prices increased dramatically during Winter Storm Uri. However, the vendor has refused to refund the credit in contravention of the terms of the contract. Based on the Partnership’s historical collection experience, the counterparties’ sufficient creditworthiness and the valid claims that we hold, no allowance has currently been established for these items as we have legally enforceable agreements with these parties.

Contingent Liabilities

As part of the acquisition of Permian Gas on June 11, 2019, consideration included a contingent liability arrangement with PDC. The arrangement requires additional monies to be paid by the Partnership to PDC on a per Mcf basis if the actual annual Mcf volume amounts exceed forecasted annual Mcf volume amounts starting in 2020 and continuing through 2029. The arrangement defines the incentive rate per Mcf for each qualifying year and the total monies paid under this arrangement are capped at $60.5 million. Amounts are payable on an annual basis over the earn-out period. The fair value of the contingent liability recognized on the acquisition date of $3.9 million was estimated utilizing the following key assumptions: (1) present value factors based on the Partnership’s weighted-average cost of capital, 2) a probability weighted payout based on an estimate of future volumes and (3) a discount period consistent with the arrangement’s life and the respective due dates of the potential future payments. Based on current forecasts and discussions with PDC, management revalued this contingent liability with updated assumptions as of December 31, 2021 and 2020 and recaptured $0.7 million and $2.7 million, respectively, of the liability within operating income. As of December 31, 2021 and 2020, the estimated fair value of the contingent consideration liability was $0.8 million and $1.5 million, respectively.

As part of the acquisition of Caprock in 2018, the liabilities assumed included a contingent liability arrangement with Resolute Natural Resources Southwest, LLC (“Resolute”), a producer in the Permian Basin, stemming from Caprock’s acquisition of certain gas gathering and produced water gathering and disposal facilities from Resolute during 2016. The contingent liability arrangement required additional monies to be paid by Caprock to Resolute based on qualified wells drilled in a designated territory during the earn-out period from July 7, 2016 until June 30, 2019. The arrangement required Caprock to pay an agreed upon rate each time Resolute drilled a well. Amounts were payable on a quarterly basis over the earn-out period. During 2019, the Partnership made $9.1 million in earn-out payments and recaptured $8.3 million of the liability upon expiration of the earn-out period.

Note 18. Related Party Transactions

Transactions between related parties are considered to be related party transactions even though they may not be given accounting recognition. FASB ASC Topic 850, Related Party Transactions (“Topic 850”), requires that transactions with related parties that would make a difference in decision making shall be disclosed so that users of the financial statements can evaluate their significance.

Jetta Permian, LP (“Jetta”) and Primexx Energy Partners, Ltd. (“Primexx”) were considered related parties under Topic 850 by the Partnership. The Partnership has commercial gas gathering and processing contracts with Jetta and Primexx, both of which were affiliates of Blackstone under which we share common control. Jetta became a related party effective with Holdco’s purchase of EagleClaw on June 22, 2017. Effective July 1, 2021, Jetta was acquired by EOG Resources, Inc. and is no longer considered a related party. Primexx became a related party effective October 1, 2017. Effective October 6, 2021, Primexx is no longer considered a related party as it was purchased by Callon Petroleum Company.

For the year ended December 31, 2021, the Partnership paid Jetta and Primexx, $9.0 million and $53.9 million for gas purchases, respectively. For the year ended December 31, 2020, the Partnership paid Jetta and Primexx, $14.4 million and $22.7 million for gas purchases, respectively. For the year ended December 31, 2019, the Partnership paid Jetta and Primexx, $15.6 million and $19.2 million for gas and NGL purchases, respectively.

In a similar fashion, for the year ended December 31, 2021, Jetta and Primexx paid the Partnership $1.9 million and $5.4 million in gathering and processing fees, respectively. For the year ended December 31, 2020, Jetta and Primexx paid the Partnership $6.8 million and $6.5 million in gathering and processing fees, respectively. For the year ended December 31, 2019, Jetta and Primexx paid the Partnership $5.8 million and $4.6 million in gathering and processing fees, respectively.

As of December 31, 2021, Jetta and Primexx are no longer related parties. There were no related party payables due to Jetta and Primexx as of December 31, 2020. Related party receivables due from Jetta and Primexx as of December 31, 2020 amounted to $0.2 million.

Note 19. Segment Information

Our two operating segments represent the Partnership’s segments for which discrete financial information is available and is utilized on a regular basis by our chief operating decision maker (“CODM”) to assess performance and allocate resources. Our Chief Executive Officer is the CODM. No operating segments have been aggregated to form the reportable segments. Therefore, our two operating segments represent our reportable segments. The activities of each of our reportable segments from which the Partnership earns revenues and incurs expenses are described below:

•

Gathering and Processing: The Gathering and Processing segment, headquartered in Midland, Texas operates under three streams, 1) gas gathering and processing, 2) crude oil gathering, stabilization, and storage services, and 3) water gathering and disposal.

•

Transmission: The Transmission segment consists of an equity investment in PHP and our Delaware Link Pipeline that is under construction. The PHP pipeline transports natural gas from the Waha Texas Hub to the U.S. Gulf Coast and Mexico markets.

Our CODM uses Segment Adjusted EBITDA as the primary measure for reviewing profitability of our segments. We define Segment Adjusted EBITDA as segment earnings or loss adjusted to exclude interest expense, income tax expense, depreciation and amortization, the proportionate effect of these same items for our equity method investments and other non-recurring items.

Gathering and Processing revenues were $662.0 million, $410.2 million, and $378.7 million for the years ended December 31, 2021, 2020, and 2019, respectively. These revenues represent all revenues in the consolidated statements of operations. Earnings from the equity method investment are not recognized in revenues. All of the Partnership’s operating revenues are generated in the United States.

Below is a reconciliation of segment total assets to consolidated total assets:

	December 31,
(in thousands)	2021	2020
Segment total assets
Gathering and Processing	$2,916,774	$2,969,450
Transmission	635,784	633,270

Segment total assets	3,552,558	3,602,720
Corporate	648	855

Consolidated total assets	$3,553,206	$3,603,575

All of the Partnership’s long-lived assets are held in the United States.

Below is a reconciliation of Segment Adjusted EBITDA to consolidated net income (loss):

	Years Ended December 31,
(in thousands)	2021	2020	2019
Segment Adjusted EBITDA:
Gathering and Processing	$343,645	$231,015	$207,888
Transmission	82,025	(321)	2,635
Other	(9,957)	(9,617)	(8,286)

Total Segment Adjusted EBITDA	$415,713	$221,077	$202,237
Less:
Consolidated interest expense	(117,365)	(135,516)	(133,535)
Consolidated income tax expense	(1,865)	(968)	(4,357)
Consolidated depreciation & amortization	(243,558)	(223,763)	(202,664)
Contract asset amortization	(1,792)	(1,805)	(1,185)
Proportionate equity method investment
EBITDA	(83,593)	(1,150)	(17)
Stock-based compensation	—	—	(3,809)
Goodwill impairment	—	(1,010,773)	—
Loss on disposal of assets	(382)	(3,454)	(1,573)
Derivative loss due to Winter Storm Uri	(13,456)	—	—
Producer settlement	(6,827)	—	—
Altus merger transaction costs	(5,730)	—	—
Other one-time costs/expenses	(2,856)	—	—
Losses from equity method investment	—	(308)	—
Plus:
Interest income	115	3	34
Earnings from equity method investments	63,074	—	440
Gain on debt extinguishment	4	868	—

Consolidated net income (loss)	$1,482	$(1,155,789)	$(144,429)

Below are total operating revenues by products and services:

	Years Ended December 31,
(in thousands)	2021	2020	2019
Gas gathering and processing	$229,833	$228,797	$196,307
Crude gathering	16,841	19,991	16,757
Water gathering and disposal	26,003	24,041	20,923
Hydrocarbon product revenue	385,622	135,330	144,270
Other revenue	3,745	2,017	487

Consolidated operating revenues	$662,044	$410,176	$378,744

Below is a summary of operating revenues by major customers that individually exceed 10% of consolidated operating revenues:

	Years Ended December 31,
	2021	2020	2019
CUSTOMER 1	$184,967	$71,681	$95,883
CUSTOMER 2	111,742	29,512	13,680
CUSTOMER 3	59,301	55,573	59,186
CUSTOMER 4	43,599	52,149	64,172
Other	262,435	201,261	145,823

Consolidated operating revenues	$662,044	$410,176	$378,744

As of December 31, 2021 and 2020, approximately 59% and 35%, respectively, of accounts receivable were derived from the above customers.

Note 20. Subsequent Events

Subsequent events have been evaluated from December 31, 2021 through February 23, 2022, the date these consolidated financial statements were issued.

Merger with Altus Midstream Company

On October 21, 2021, New BCP Raptor Holdco, LLC (“Raptor Holdco”) as representative of the Partnership’s unitholders, entered into a Contribution Agreement with Altus Midstream Company and its subsidiary Altus Midstream LP, under which the Partnership and Altus will combine their businesses in an all-stock transaction (the “Transaction”). On February 22, 2022, the Partnership closed the Transaction and in exchange for all of the equity interests of the Partnership and General Partner, Raptor Holdco received 50,000,000 shares of Altus’ Class C common stock and 50,000,000 common units of Altus LP. Upon the completion of the Transaction, the Partnership’s unitholders own approximately 75.5% of the new combined entity and Altus’ stockholders own approximately 24.5%.

Altus is the legal acquiror of the Partnership because Altus issued their shares to effectuate the Transaction. However, for accounting purposes, the Transaction was treated as a reverse merger and accounted for using the acquisition method in accordance with ASC 805, Business Combinations. As such, Altus as treated as the “acquired” company for accounting purposes. This determination is primarily based on the fact that upon consummation of the Transaction, the Partnership unitholders had a majority of the voting power of the combined company, the Partnership controlled a majority of the governing body of the combined company, and the Partnership’s senior management comprised the majority of the senior management of the combined company.

Accordingly, for financial reporting purposes, the net assets of the Partnership were stated at historical carrying values and its consolidated financial statements were presented as the predecessor to the combined company in the historical financial statements following the consummation of the Transaction. Furthermore, for accounting purposes, the assets and liabilities of Altus were recorded at their fair values measured as of the acquisition date, with any excess purchase price over the fair value of the net assets acquired, recorded as goodwill. The results of Altus are presented within the consolidated results of the combined company from the date of acquisition going forward. The allocation of the purchase price is still being assessed by the Partnership.

Immediately following the close of the Transaction, all outstanding Class A-1 and Class A-2 Units were exchanged for 2,650,000 shares of Class A common stock (“Class A Shares”) of Altus. These Class A Shares were distributed pro rata to all holders of Class A-1 and Class A-2 Units pro rata and will primarily vest over three to four years contingent upon continuous employment. Similarly, the Class A-3 Units were exchanged for approximately 163,000 Class A Shares and will vest over four years contingent upon continuous employment. This change represents a type IV modification to the unvested Class A Units, which establishes a new measurement date.

Note 21. Subsequent Events (Unaudited) to the Date of the Report of Independent Registered Public Accounting Firm

Subsequent events have been evaluated through June 30, 2022, the date these consolidated financial statements were issued.

Dividend

On February 22, 2022, the combined company entered into a Dividend and Distribution Reinvestment Agreement (the “Reinvestment Agreement”) with selected parties including Blackstone, I Squared Capital, Management and Apache (“Reinvestment Holder”). The Reinvestment Agreement obligates each Reinvestment Holder to reinvest in shares of Class A Common Stock at least 20% of all distributions on Common Units or dividends on shares of Class A Common Stock held by such Reinvestment Holder. On April 4, 2022, the combined company filed a Registration Statement on Form S-3 related to the Reinvestment Agreement and the establishment of the Dividend and Distribution Reinvestment Plan (the “Plan”) for all other holders.

On April 20, 2022, the Company’s Board of Directors declared a cash dividend of $1.50 per share on the combined company’s Class A Common Stock which was paid to stockholders on May 17, 2022. The combined company, through its ownership of the general partner of Altus LP, declared a distribution of $1.50 per Common Unit from Altus LP to the holders of Common Units. The combined company paid $11.7 million in cash dividends with the balance receiving additional Class A shares under the Dividend Reinvestment Agreement.

Mandatorily Redeemable Preferred Unit Redemptions

At the close of the Transaction, the Partnership assumed 150,000 Preferred Units that are mandatorily redeemable in equal 50,000 unit tranches at each of the six-, twelve- and eighteen-month time periods from the close of the Transaction as defined in the new Third Amended and Restated Agreement of Limited Partnership of the Partnership for Altus LP.

The combined company redeemed 50,000 units along with 2,856 PIK units on March 28, 2022 for an aggregate amount equal to $60.7 million. The combined company redeemed an additional 25,000 units along with 1,428 PIK units on May 31, 2022 for an aggregate amount equal to $30.4 million. The combined company redeemed an additional 50,000 units along with 2,856 PIK units on June 30, 2022 for an aggregate amount equal to $61.4 million.

Stock Split

On May 19, 2022, the Board of Directors of Kinetik Holdings Inc. (“Kinetik Inc.”) (formerly Altus) approved and declared a two-for-one stock split with respect to its Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), and its Class C Common Stock, par value $0.0001 per share (the “Class C Common Stock” and together with the Class A Common Stock, the “Common Stock”), in the form of a stock dividend (the “Stock Split”). The Stock Split was accomplished by distributing one additional share of Class A Common Stock for each share of Class A Common Stock outstanding and one additional share of Class C Common Stock for each share of Class C Common Stock outstanding. The additional shares of Common Stock were issued on Wednesday, June 8, 2022 to holders of record at the close of business on Tuesday, May 31, 2022. These financials have been retrospectively adjusted to reflect this stock split.

Debt Refinancing

On June 8, 2022, Kinetik Holdings LP (“Kinetik LP”) (formerly Altus LP), a subsidiary of Kinetik Inc. (formerly Altus), completed a private offering (the “Notes Offering”) of $1.0 billion aggregate principal amount of its 5.875% Sustainability-Linked Senior Notes due 2030 (the “Notes”), which are fully and unconditionally guaranteed by Kinetik Inc. The Notes were issued at 99.588% of their face amount. The Notes will mature on June 15, 2030. The terms of the Notes are governed by the Indenture, dated as of June 8, 2022 (the “Indenture”), by and among Kinetik LP as the issuer, the Company as guarantor, and U.S. Bank Trust Company, National Association, as trustee (the

“Trustee”). Interest will accrue from June 8, 2022 and will be payable semi-annually on June 15 and December 15 of each year, commencing December 15, 2022. Kinetik LP used the net proceeds from the Notes Offering, together with cash on hand and proceeds from the Term Loan Credit Agreement (as defined below), to repay all outstanding borrowings under its existing credit facilities described in Note 10 and to pay certain fees and expenses.

On June 8, 2022, Kinetik LP also entered into a revolving credit agreement (the “Revolving Credit Agreement”) among Bank of America, N.A., as administrative agent (“Bank of America”), and the banks and other financial institutions party thereto, as lenders. The Revolving Credit Agreement provides for a $1.25 billion senior unsecured revolving credit facility, which includes a $150.0 million sublimit for the issuance of letters of credit, and a $200.0 million sublimit for swingline loans. As of the date of these financial statements, there were no outstanding borrowings under the Revolving Credit Agreement. All borrowings under the new revolving credit facility mature on June 8, 2027. The obligations under the Revolving Credit Agreement are guaranteed by Kinetik Inc. The Revolving Credit Agreement provides for borrowings of either, at Kinetik LP’s option, base rate loans or term SOFR loans. Base rate loans bear interest at a rate per annum equal to the greatest of (a) the prime rate as announced from time to time by Bank of America, (b) the greater of (i) the federal funds effective rate and (ii) the overnight bank funding rate, plus 1/2 of 1% and (c) the adjusted term SOFR rate for an interest period of one month plus 1%, plus a margin that ranges between 0.25% and 1.00%, depending on the credit rating of Kinetik LP. SOFR loans bear interest at a rate per annum equal to the term SOFR rate for one-, three- or six-month interest periods plus 0.10%, plus a margin that ranges between 1.25% and 2.0%, depending on the credit rating of Kinetik LP. The Revolving Credit Agreement contains customary covenants and restrictive provisions which may, among other things, limit Kinetik LP’s ability to create liens, incur additional indebtedness, make restricted payments, or liquidate, dissolve, consolidate with, or merge into or with any other person. The Revolving Credit Agreement contains a financial covenant that requires Kinetik LP to maintain a ratio of net indebtedness to EBITDA not exceeding 5.00 to 1.00 at the end of any fiscal quarter, provided, however, that during certain designated acquisition periods, such ratio may not exceed 5.50 to 1.00 at the end of any fiscal quarter.

On June 8, 2022, Kinetik LP also entered into a term loan credit agreement (the “Term Loan Credit Agreement”) among PNC Bank, National Association, as administrative agent (“PNC Bank”), and the banks and other financial institutions party thereto, as lenders. The Term Loan Credit Agreement provides for a $2.0 billion senior unsecured credit facility. The Term Loan Credit Agreement matures on June 8, 2025. The obligations under the Term Loan Credit Agreement are guaranteed by Kinetik Inc. The Term Loan Credit Agreement provides for borrowings of either, at Kinetik LP’s option, base rate loans or term SOFR loans. Base rate loans bear interest at a rate per annum equal to the greatest of (a) the prime rate as announced from time to time by PNC Bank, (b) the greater of (i) the federal funds effective rate and (ii) the overnight bank funding rate, plus 1/2 of 1% and (c) the adjusted term SOFR rate for an interest period of one month plus 1%, plus a margin that ranges between 0.25% and 1.0%, depending on the credit rating of Kinetik LP. SOFR loans bear interest at a rate per annum equal to the term SOFR rate for one-, three- or six-month interest periods plus 0.10%, plus a margin that ranges between 1.25% and 2.0%, depending on the credit rating of Kinetik LP. The Term Loan Credit Agreement contains customary covenants and restrictive provisions which may, among other things, limit Kinetik LP’s ability to create liens, incur additional indebtedness, make restricted payments, or liquidate, dissolve, consolidate with, or merge into or with any other person. The Term Loan Credit Agreement contains a financial covenant that requires Kinetik LP to maintain a ratio of net indebtedness to EBITDA not exceeding 5.00 to 1.00 at the end of any fiscal quarter, provided, however, that during certain designated acquisition periods, such ratio may not exceed 5.50 to 1.00 at the end of any fiscal quarter.